UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BlackRock Pacific Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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55 E. 52nd Street New York, NY 10055 Tel 212.810.5300 www.blackrock.com

A Message from the President

of

BlackRock Pacific Fund, Inc.

June 23, 2017

Dear Shareholder:

I am writing to ask for your vote, as a record date shareholder of the BlackRock Pacific Fund, Inc. (the “Fund”). The Special Meeting of Shareholders (the “Meeting”) of the Fund was held on Friday, June 23, 2017. We are pleased to report that the shareholder response at this meeting was substantial, however, the Fund requires a higher level of shareholder participation in order to complete the shareholder meeting objectives. Therefore, the Meeting has been adjourned to August 23, 2017, to be held at the offices of BlackRock Advisors, LLC, 1 University Square Drive, Princeton, New Jersey 08540-6455 at 3:00 p.m. (Eastern Time) in order to seek support from you. The purpose of the Meeting is to approve several proposals applicable to your Fund.

Voting is quick and easy. By voting your shares promptly, you will help reduce the Fund’s proxy costs and will eliminate your receipt of additional follow-up phone calls and additional mailings urging you to cast your vote.

As you may recall from previous mailings, the Fund’s Board of Directors (the “Board”) recommends APPROVAL of the applicable proposals to your Fund. The Board continues to believe that the proposals for the Fund will offer a number of benefits to the Fund and, ultimately to you, as a shareholder of the Fund.

Among other things, the proposals are intended to:

•	Provide greater flexibility for the Fund to take advantage of and respond to market developments and trends by amending the Fund’s investment objective and amending, adding or eliminating certain of the Fund’s investment restrictions.

Please take a minute to cast your vote. The Board recommends you vote “FOR” each proposal.

Whether or not you plan to attend the Meeting in person, your vote is needed. The Fund cannot make the Board recommended changes unless we have sufficient participation from shareholders, such as yourself, in the voting process.

ADFADJ-BFS

Once you have decided how you will vote, please promptly complete, sign, date and return the enclosed voting instruction form(s) or vote by telephone or Internet following the directions thereon.

If you have any questions about the proposals or the voting instructions or to cast your vote, please call Broadridge Financial Solutions to speak with a live voting specialist, toll free at 1-855-973-0098.

Sincerely,

John M. Perlowski

President and Chief Executive Officer of the Fund

ADFADJ-BFS

55 E. 52nd Street New York, NY 10055 Tel 212.810.5300 www.blackrock.com

A Message from the President

of

BlackRock Pacific Fund, Inc.

June 23, 2017

Dear Shareholder:

I am writing to ask for your vote, as a record date shareholder of the BlackRock Pacific Fund, Inc. (the “Fund”). The Special Meeting of Shareholders (the “Meeting”) of the Fund was held on Friday, June 23, 2017. We are pleased to report that the shareholder response at this meeting was substantial, however, the Fund requires a higher level of shareholder participation in order to complete the shareholder meeting objectives. Therefore, the Meeting has been adjourned to August 23, 2017, to be held at the offices of BlackRock Advisors, LLC, 1 University Square Drive, Princeton, New Jersey 08540-6455 at 3:00 p.m. (Eastern Time) in order to seek support from you. The purpose of the Meeting is to approve several proposals applicable to your Fund.

Voting is quick and easy. By voting your shares promptly, you will help reduce the Fund’s proxy costs and will eliminate your receipt of additional follow-up phone calls and additional mailings urging you to cast your vote.

As you may recall from previous mailings, the Fund’s Board of Directors (the “Board”) recommends APPROVAL of the applicable proposals to your Fund. The Board continues to believe that the proposals for the Fund will offer a number of benefits to the Fund and, ultimately to you, as a shareholder of the Fund.

Among other things, the proposals are intended to:

•	Provide greater flexibility for the Fund to take advantage of and respond to market developments and trends by amending the Fund’s investment objective and amending, adding or eliminating certain of the Fund’s investment restrictions.

Please take a minute to cast your vote. The Board recommends you vote “FOR” each proposal.

Whether or not you plan to attend the Meeting in person, your vote is needed. The Fund cannot make the Board recommended changes unless we have sufficient participation from shareholders, such as yourself, in the voting process.

ADFADJ-CF

Once you have decided how you will vote, please promptly complete, sign, date and return the enclosed proxy card(s) or voting instruction form(s) or vote by telephone or Internet following the directions thereon.

If you have any questions about the proposals or the voting instructions or to cast your vote, please call Computershare Fund Services, the Fund’s proxy solicitor, to speak with a live voting specialist, toll free at 1-866-704-4427.

Sincerely,

John M. Perlowski

President and Chief Executive Officer of the Fund

ADFADJ-CF